AMENDMENT TO THE
ADVISORS SERIES TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 12th day of December, 2007, to the Custody Agreement, dated as of June 6, 2006, as amended (the "Custody Agreement"), is entered by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series, the Rigel U.S. Equity Large Cap Growth Fund and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend said Custody Agreement to add a fund and to amend the fees; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit N is hereby superseded and replaced with Exhibit N attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST		U.S. BANK, N.A.

By:	/s/Douglas G. Hess	By	/s/Michael R. McVoy

Name:	Douglas G. Hess	Name:	Michael R. McVoy

Title:	President	Title:	Executive Vice President